Exhibit 10.14

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”) is effective as of the 27th day of October, 2005, by and between (i) Linsco/Private Ledger Corp., a California corporation having its principal place of business at One Beacon Street, 22nd Floor, Boston, MA  02108 and (ii) GPA Group, Inc., a Delaware corporation having its principal place of business at One Beacon Street, 22nd Floor, Boston, MA  02108.

1.                                       INTRODUCTION

a.                                       Linsco/Private Ledger Corp. is engaged in, among other things, the distribution of mutual funds in the United States and, in connection therewith, performs administrative, and professional services; processes trades; provides software development, maintenance, and related services; research and other services related thereto; and provides full-service operational support to a national network of securities professionals.

b.                                      GPA Group, Inc. desires to engage Linsco/Private Ledger Corp. to perform the services as described above to it or its direct or indirect wholly or partially owned subsidiaries and Affiliates (as defined in Section 8(m)) (as applicable to the party receiving the services, “GPA Group”), upon the terms and conditions set forth herein.

2.                                       SCOPE OF SERVICES; OBLIGATIONS OF GPA GROUP

a.                                       The Services described in Exhibit A attached hereto (the “Services”) may be performed by any of Linsco/Private Ledger Corp., its parent, subsidiaries, Affiliates (as defined in Section 8(m)), or contractors (as applicable to the party providing the service, “LPL”).  All Services to be provided by LPL hereunder shall be consistent with the scope, amount and quality of services provided by LPL to GPA Group during the two year time period immediately preceding the term of this Agreement and shall be the usual and

PROPRIETARY AND CONFIDENTIAL

LPL/GPA GROUP INFORMATION SOLELY FOR AUTHORIZED PERSONS

HAVING A NEED TO KNOW OR USE AS PERMITTED BY THIS AGREEMENT

customary services that LPL provided to GPA Group during such prior two year time period.  Any Services requested by GPA Group that are not within the scope of the usual and customary services that LPL had performed during the two year time period immediately preceding the term of this Agreement shall be first requested in writing to the President of LPL by the President of GPA Group and shall only be performed by mutual agreement of the parties.  LPL shall not have any power to act independently on behalf of GPA Group other than as specifically authorized hereunder or from time to time by GPA Group.  LPL acknowledges and agrees that the services requested of and performed by LPL may be on behalf of or for the benefit of a third party, whether or not affiliated with GPA Group.

b.                                      In providing the Services, LPL will use commercially reasonable efforts in making the Services available to GPA Group.

c.                                       LPL shall determine the facilities to be used in rendering the Services and the individuals who will render the Services unless GPA Group requests specific persons to perform the duties requested; provided, however, that such persons are reasonably available and the tasks are consistent with their normal job responsibilities.  Nothing herein shall restrict GPA Group or its directors, officers or employees from engaging in any business, or from contracting with other parties, for similar or different services.

d.                                      GPA Group acknowledges that LPL’s performance under this Agreement is dependent upon close cooperation between the parties.  GPA Group shall provide LPL in a timely fashion all reasonable information requested by LPL in connection with LPL’s performance hereunder.

3.                                       COMPENSATION

a.                                       GPA Group shall pay LPL for the Services as set forth in Exhibit B attached hereto and shall reimburse LPL for reasonable out-of-pocket expenses, including travel by LPL personnel.  The parties agree that the rates and terms of compensation have been negotiated by the parties and reflect reasonable and fair market terms.

b.                                      LPL shall submit to GPA Group monthly invoices or statements based upon work performed, and travel and incidental expenses incurred.  Such invoices shall describe the services performed, shall state the time devoted to such services and shall itemize travel and incidental expenses by category.  Such invoices shall be due and payable within thirty (30) days after receipt by GPA Group.

c.                                       Amounts specified in LPL’s invoices are exclusive of any and all taxes, tariffs, customs duties, excises or other charges levied or collected by any government entity (other than U.S. taxes on LPL’s net income).  In the event that LPL is required to, or does, pay any such amounts, GPA Group shall promptly reimburse LPL for the full amount paid.

d.                                      Any payments due under this Agreement which are not made when due will be subject to an interest charge of one per cent (1%) per month.

4.                                       NONDISCLOSURE

a.                                       For purposes of this Agreement, “Proprietary and Confidential LPL Information” means all information relating to LPL’s business or affairs, including, but not limited to, technical or nontechnical data, formulae, patterns, plans, compilations, programs, devices, methods, tools, techniques, drawings, processes, financial data, lists of actual or potential customers or suppliers, marketing plans and business strategies, provided that, Proprietary and Confidential LPL Information shall not include (i) information that becomes generally available to the public other than as a result of unauthorized disclosure by GPA Group or persons to whom GPA Group has made such information available, (ii) information that was available to GPA Group on a nonconfidential basis prior to receipt from LPL or is received thereafter from a third party lawfully entitled to such information without continuing restrictions on use, (iii) information that is disclosed to the public pursuant to a requirement of a court or government agency, provided, however, that, prior to any disclosure pursuant to this clause (iii), the disclosing party shall have given LPL notice of any proposed disclosure and a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Proprietary and Confidential LPL Information to be disclosed be used only for the purposes for which the order was issued and (iv) information that was independently developed by GPA Group without use of or reference to any Proprietary and Confidential LPL Information, as evidenced by GPA Group’s written records.  Subject to the foregoing sentence, the content of this Agreement and all other agreements between the two parties constitutes Proprietary and Confidential LPL Information. LPL shall have no obligation to identify specifically Proprietary and Confidential LPL Information.

b.                                      For purposes of this Agreement, “Proprietary and Confidential GPA Group Information” means any information relating to GPA Group’s business or affairs, including, but not limited to, technical or nontechnical data, formulae, patterns, plans, compilations, programs, devices, methods, tools, techniques, drawings, processes, financial data, lists of actual or potential customers or suppliers, marketing plans and business strategies, information relating to retail customers, provided that, Proprietary and Confidential GPA Group Information shall not include (i) information that becomes generally available to the public other than as a result of unauthorized disclosure by LPL or persons to whom LPL has made such information available, (ii) information that was available to LPL on a nonconfidential basis prior to receipt from GPA Group or is received thereafter from a third party lawfully entitled to such information without continuing restrictions on use, (iii) information that is disclosed to the public pursuant to a requirement of a court or government agency, provided, however, that, prior to any disclosure pursuant to this clause (iii), the disclosing party shall have given GPA Group notice of any proposed disclosure and a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Proprietary and Confidential GPA Group Information to be disclosed be used only for the purposes for which the order was issued and (iv) information that was independently developed by LPL without use of or reference to any Proprietary and Confidential GPA Group Information, as evidenced by LPL’s written records.  Subject to the foregoing sentence, the content of this Agreement and all other agreements between the two parties constitutes Proprietary and Confidential GPA Group Information. GPA Group shall have no obligation to identify specifically Proprietary and Confidential GPA Group Information.

c.                                       GPA Group acknowledges that the Proprietary and Confidential LPL Information constitutes valuable assets and trade secrets of LPL and its Affiliates (as defined in Section 8(m)), has not been published and is protected by civil and criminal law and that the use and disclosure thereof must be carefully and continuously controlled.  Accordingly, during the term of this Agreement and at all times thereafter, GPA Group agrees that:

(i)                                     it will hold the Proprietary and Confidential LPL Information in strict confidence and will use its commercially reasonable best efforts to protect the Proprietary and Confidential LPL Information from any use, reproduction, publication, disclosure, or distribution, except as specifically authorized by the terms and conditions of this Agreement;

(ii)                                  it will not, and will cause those persons and entities described in subclauses (A) and (B) of clause (v) below not to, use, sell, lease, assign, transfer, disclose or otherwise make available any Proprietary and Confidential LPL Information, or the benefit thereof, to others, except as specifically authorized by the terms and conditions of this Agreement;

(iii)                               it will not remove or permit to be removed from any item embodying Proprietary and Confidential LPL Information any notice placed thereon indicating the confidential nature and/or the proprietary right of LPL or other parties, as the case may be, in such items;

(iv)                              it will honor, reproduce and include the copyright notice and other proprietary notices (in the form specified by LPL) on all copies, in any form, including partial copies and excerpts, of the Proprietary and Confidential LPL Information;

(v)                                 it will (A) limit access to the Proprietary and Confidential LPL Information to those of its directors, officers and employees, in each case who have a need for such access in connection with the performance of their duties in such positions, (B) prohibit access to the Proprietary and Confidential LPL Information by any other third party without the prior written consent of LPL and (C) require the foregoing persons and entities to enter into written confidentiality agreements that include the same material provisions as this Section 4c and provide LPL with copies thereof upon request; and

(vi)                              in the event GPA Group becomes aware that any person or entity (including, but  not limited to, any person or entity described in subclause (A) or (B) of clause (v) above) is taking, threatens to take or has taken any action which would violate any of the foregoing provisions were that person or entity a party to this Agreement, GPA Group shall promptly and fully advise LPL (with written confirmation as soon as practicable thereafter) of all facts known to GPA Group concerning such action or threatened action.  GPA Group shall not in any way aid, abet or encourage any such action or threatened action.  GPA Group agrees to use its commercially reasonable best efforts to prevent such action or threatened action, including, but not limited to, assigning any cause of action it may have related to the violation of the foregoing provisions to LPL, and GPA Group agrees to do all reasonable things and cooperate in all reasonable ways as may be requested by LPL to protect the trade secret and proprietary rights of LPL, its Affiliates and other parties in the Proprietary and Confidential LPL Information.

GPA Group’s “commercially reasonable best efforts” obligations as provided in this Section 4c shall include, but not be limited to, employing procedures with respect to the Proprietary and Confidential LPL Information which are no less restrictive than the strictest procedures established or employed by GPA Group to protect its own confidential information, trade secrets or know-how.

d.                                      LPL acknowledges that the Proprietary and Confidential GPA Group Information constitutes valuable assets and trade secrets of GPA Group and its Affiliates, has not been published, is protected by civil and criminal law and that the use and disclosure thereof must be carefully and continuously controlled.  Accordingly, during the term of this Agreement and at all times thereafter, LPL agrees that:

(i)                                     it will hold the Proprietary and Confidential GPA Group Information in strict confidence and will use its commercially reasonable best efforts to protect the Proprietary and Confidential GPA Group Information from any use, reproduction, publication, disclosure, or distribution, except as specifically authorized by the terms and conditions of this Agreement;

(ii)                                  it will not, and will cause those persons and entities described in subclauses (A) and (B) of clause (v) below not to, use, sell, lease, assign, transfer, disclose or otherwise make available any Proprietary and Confidential GPA Group Information, or the benefit thereof, to others, except as specifically authorized by the terms and conditions of this Agreement;

(iii)                               it will not remove or permit to be removed from any item embodying Proprietary and Confidential GPA Group Information any notice placed thereon indicating the confidential nature and/or the proprietary right of GPA Group or other parties, as the case may be, in such items;

(iv)                              it will honor, reproduce and include the copyright notice and other proprietary notices (in the form specified by GPA Group) on all copies, in any form, including partial copies and excerpts, of the Proprietary and Confidential GPA Group Information;

(v)                                 it will (A) limit access to the Proprietary and Confidential GPA Group Information to those of its directors,

officers and employees and the employees of its subcontractors who have a need for such access in connection with the performance of their duties in such positions, (B) prohibit access to the Proprietary and Confidential GPA Group Information by any other third party without the prior written consent of GPA Group and (C) require the foregoing persons and entities to enter into written confidentiality agreements that include to the same material provisions as this Section 4d in all material respects and provide GPA Group with copies thereof upon request; and

(vi)                              in the event LPL becomes aware that any person or entity (including, but  not limited to, any person or entity described in subclause (A) or (B) of clause (v) above) is taking, threatens to take or has taken any action which would violate any of the foregoing provisions were that person or entity a party to this Agreement, LPL shall promptly and fully advise GPA Group (with written confirmation as soon as practicable thereafter) of all facts known to LPL concerning such action or threatened action.  LPL shall not in any way aid, abet or encourage any such action or threatened action.  LPL agrees to use its commercially reasonable best efforts to prevent such action or threatened action, including, but not limited to, assigning any cause of action it may have related to the violation of the foregoing provisions to GPA Group, and LPL agrees to do all reasonable things and cooperate in all reasonable ways as may be requested by GPA Group to protect the trade secret and proprietary rights of GPA Group, its Affiliates and other parties in the Proprietary and Confidential GPA Group Information.

LPL’s “commercially reasonable best efforts” obligations as provided in this Section 4d shall include, but not be limited to, employing procedures with respect to the Proprietary and Confidential GPA Group Information which are no less restrictive than the strictest procedures established or employed by LPL to protect its own confidential information, trade secrets or know-how.

5.                                       INDEMNIFICATION

a.                                       LPL agrees to indemnify and hold harmless GPA Group, its Affiliates and subsidiaries, and the directors, officers and employees of each of the foregoing (each a “GPA Group Indemnitee”) from and against any fine, penalty, loss, liability or expense (including reasonable attorneys’ fees and court costs) incurred by any GPA Group Indemnitee as a result of any claim, demand or action against any GPA Group Indemnitee based on, related to or arising out of any claim that any Service, including without limitation, the use by any GPA Group Indemnitee of any product supplied to GPA Group by LPL pursuant to this Agreement (a “Product”), infringes or misappropriates any U.S. patent, copyright, trade secret, or similar proprietary right of a third party; provided, however, that LPL shall have no liability pursuant to this Section 5a or otherwise for any claim of infringement to the extent such a claim is proximately caused by (i) the misuse of any Service, including without limitation the misuse or modification of any Product (other than a modification made solely by LPL), (ii) the failure by GPA Group, its Affiliates, joint venture partners, subcontractors or any subcontractors of the foregoing to use corrections or enhancements to any Service or Product made available to GPA Group by LPL at no additional cost to GPA Group or (iii) the use of any Service or Product in combination with programs or data not provided by LPL.  If such claim has occurred, or in LPL’s judgment is likely to occur, LPL may, at its option and expense, or if a nonappealable final judgment against any GPA Group Indemnitee with respect to such a claim is entered or in connection with such a claim a temporary restraining order or injunction is issued against GPA Group’s use of any Service or any Product, LPL shall, at its expense (i) procure the right for GPA Group to continue using such Service or to continue copying and using such Product, as applicable, in accordance with this Agreement, or (ii) replace or modify such Service or Product with a functional equivalent so that it becomes non-infringing.  In the event that the above remedies are not available within ninety (90) days of the date any judgment described in the foregoing sentence becomes final and nonappealable or of the date of the issuance of any temporary restraining order or injunction described in the foregoing sentence, GPA Group shall have the option to terminate this Agreement upon thirty (30) days’ notice to LPL and, in such event, shall not be entitled to any compensation from LPL as a result of such termination other than any compensation payable in connection with LPL’s indemnification obligations under this Section 5a.

b.                                      GPA Group agrees to indemnify and hold harmless LPL, its Affiliates and subsidiaries, and the directors, officers and employees of each of the foregoing (each an “LPL Indemnitee”) from and against any fine, penalty, loss, liability and expense (including reasonable attorneys’ fees and court costs) incurred by any LPL Indemnitee as a result of any claim, demand or action against any LPL Indemnitee based on, related to or arising out of (i) any matter described in clause (i), (ii) or (iii) of the proviso to the first sentence of Section 5(a), (ii) any breach by GPA Group of Section 8(h) or (iii) any claim by a third party, including without limitation any governmental agency, any consultants, agents, joint venture partners or subcontractors of GPA Group or any retail customers who receive any Products or Services pursuant to this Agreement.

c.                                       The foregoing indemnities shall be contingent upon (i) the indemnified party giving prompt written notice to the other party of any claim, demand or action for which indemnity is sought (an “Indemnified Claim”); and (ii) the indemnified party fully cooperating in the defense or settlement of any Indemnified Claim at the expense of the indemnifying party.  The indemnifying party shall have sole control over the defense of any Indemnified Claim, provided that the indemnifying party shall obtain the prior written consent of the indemnified party to any settlement thereof.

6.                                       TERM AND TERMINATION

a.                                       Except as otherwise provided in Section 6(b) or 6(c), the term of this Agreement shall commence on the date first set forth above for a term of two (2) years (the “Initial Term”) and may be renewed for successive terms of one year each by agreement of the parties (each such one-year term, a “Renewal Term”).  During any Renewal Term, this Agreement may be terminated by either party upon at least ninety (90) days’ prior written notice to the other.  This Agreement may be terminated at any time by mutual consent of the parties.

b.                                      This Agreement may be terminated at any time by either party upon written notice of termination for Default by the other party.  A party shall be deemed to be in “Default” of this Agreement if:

(i)                                     such party has breached or otherwise failed to observe a material obligation imposed upon such party by this Agreement, and such breach is irremediable or has continued

unremedied for a period of at least thirty (30) days following the other party’s written notice to such party that such breach or failure occurred; or

(ii)                                  such party shall commit an act of “Bankruptcy”, which for the purposes of this Section 6(b), shall mean (A) the entry of a decree or order for relief of such party by a court of competent jurisdiction in any involuntary case involving such party under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar agent for such party or for any substantial part of such party’s assets or property; (C) the filing with respect to such party of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is dismissed or suspended  pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law or any applicable non-U.S. bankruptcy law); (D) the commencement by such party of a voluntary case under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (E) the making by such party of any general assignment for the benefit of creditors; or (F) the written admission of such party of its inability generally to pay its debts as such debts become due.

c.                                       LPL shall have the right to terminate this Agreement if (i) GPA Group shall have failed to pay when due any payment or other amount due hereunder within sixty (60) days of the due date thereof (a “Late Payment”), (ii) LPL shall have provided GPA Group with written notice of such Late Payment delivered in accordance with Section 8d hereof (a “Late Payment Notice”) and (iii) GPA Group shall have failed to pay the overdue amounts with respect to such Late Payment within fifteen (15) days of its receipt of the Late Payment Notice.

d.                                      Upon termination of this Agreement for any reason (i) LPL shall return all Proprietary and Confidential GPA Group Information in the possession of LPL or any of its subcontractors to GPA Group, or, at GPA Group’s option, destroy all such Proprietary and Confidential GPA Group Information, including all copies or partial copies thereof; and (ii) GPA Group shall return all Proprietary and Confidential LPL Information in its possession to LPL, or, at LPL’s option, destroy such Proprietary and Confidential LPL Information, including all copies or partial copies thereof.

e.                                       The parties’ respective rights and obligations under Sections 3 through 8 shall survive the termination or expiration of this Agreement.

7.                                       DISCLAIMER; LIMITATION OF LIABILITY

a.                                       EXCEPT AS EXPRESSLY SET FORTH HEREIN, LPL MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES RELATING TO THE SERVICES OR THE QUALITY OR RESULTS OF THE SERVICES.

b.                                      LPL SHALL NOT BE LIABLE TO GPA GROUP FOR THE CONSEQUENCES OF ANY FAILURE OR DELAY TO PERFORM ANY OF LPL’S OBLIGATIONS UNDER THIS AGREEMENT, OTHER THAN FOR DAMAGES ARISING FROM LPL’S NEGLIGENCE OR WILLFUL OR RECKLESS MISCONDUCT.

c.                                       EXCEPT WITH RESPECT TO MATTERS COVERED BY SECTIONS 4 AND 5, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE, FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES.

d.                                      ALL REMEDIES, INCLUDING WITHOUT LIMITATION THE TERMINATION OF THIS AGREEMENT AND ALL OF THE REMEDIES PROVIDED BY LAW (AND NOT EXPRESSLY EXCLUDED PURSUANT TO THIS SECTION 7), SHALL BE DEEMED CUMULATIVE AND NOT EXCLUSIVE.

8.                                       MISCELLANEOUS

a.                                       Force Majeure.  Each party is excused from performance of this Agreement and shall not be liable for any delay in whole or in part caused by the occurrence of any contingency beyond the reasonable control of such party.  These contingencies include, without limitation, war, sabotage, insurrection, riot or other act of civil disobedience, act of public enemy, failure or delay in transportation, act of government or any agency or subdivision thereof affecting the terms of this Agreement or otherwise, judicial action, labor dispute, accident, fire, explosion, flood, severe weather or other act of God, shortage of labor, or hardware failure.  Notwithstanding the foregoing, GPA Group shall not be relieved of its payment obligations to LPL in the event of a force majeure occurrence.

b.                                      Governing Law and Forum Selection.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding the Convention on Contracts for the International Sale of Goods and that body of law known as conflicts of laws.  The state and federal courts located in the Commonwealth of Massachusetts shall have exclusive jurisdiction over any dispute arising from or in connection with this Agreement.  Each party hereby consents to the personal jurisdiction of any federal or state court in the Commonwealth of Massachusetts in any such dispute arising from or relating to this Agreement.

c.                                       Assignment; Subcontracting.  This Agreement and the rights and obligations hereunder shall not be assigned or otherwise transferred by either party without the prior consent of the other party.  Notwithstanding the foregoing, LPL may assign this Agreement, or may subcontract the performance of any portion thereof, to any subsidiary or Affiliate without the consent of GPA Group, provided, however, in the event of any such subcontract, LPL shall be liable for any failure on the part of the subcontractor to perform any subcontracted obligations.

d.                                Notices.  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), telegram or facsimile, addressed as follows:

(i)                                     If to LPL:

Linsco/Private Ledger Corp.

One Beacon Street, 22nd Floor

Boston, MA  02108

Attention:  President

Fax:   617/556-4199

with a copy (which shall not constitute notice) to:

Linsco/Private Ledger Corp.

One Beacon Street, 22nd Floor

Boston, MA  02108

Attention:  General Counsel

Fax:   617/556-2811

(ii)                                  If to GPA Group:

GPA Group, Inc.

c/o SCS Financial

610 Lincoln Street

Waltham, MA 02451

Attention:  Peter Mattoon

Fax: 781/290-4411

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or, with respect to a facsimile, the answer back, being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

e.                                       Independent Contractors.  The parties shall be deemed to have the status of independent contractors, and nothing in this Agreement shall be deemed to place them in the relationship of employer-employee, principal-agent, or partners or joint venturers.  Neither party shall, and shall have no authority to, make any representations, claims or warranties on behalf of the other party.

f.                                         Waiver.  Any waiver of any right or default hereunder shall be effective only in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

g.                                      Severability.  No determination by a court of competent jurisdiction that any term or provision of this Agreement is invalid or otherwise unenforceable shall operate to invalidate or render unenforceable any other term or provision of this Agreement and all remaining provisions shall be enforced in accordance with their terms.

h.                                      Exports.  GPA Group agrees that it will not, directly or indirectly, export or re-export, or knowingly permit the export or re-export of, the Services including without limitation any of the Products, or any technical information about the Services or the Products, to any country for which the United States Export Administration Act, any regulation thereunder, or any similar United States law or regulation, requires an export license or other United States Government approval, unless the appropriate export license or approval has been obtained.

i.                                          Equitable Relief.  GPA Group hereby acknowledges and agrees that LPL’s remedies at law for a breach by GPA Group of its obligations under Section 4c shall be inadequate and GPA Group shall, in the event of any such breach, be entitled to seek equitable relief (including without limitation preliminary and permanent injunctive relief and specific performance) in addition to all other remedies provided herein or available at law.  LPL hereby acknowledges and agrees that GPA Group’s remedies at law for a breach by LPL of its obligations under Section 4d shall be inadequate and GPA Group shall, in the event of any such breach, be entitled to seek equitable relief (including without limitation preliminary and permanent injunctive relief and specific performance) in addition to all other remedies provided herein or available at law.

j.                                          Limitation on Actions.  Notwithstanding any statute of limitations that would otherwise be applicable, no action, regardless of form, arising out of this Agreement may be brought by either party hereto more than one (1) year after the cause of action arose.

k.                                       Benefit of this Agreement.  It is the explicit intention of the parties hereto that Affiliates and certain other persons in which GPA Group maintains an ownership interest, directly or indirectly through one or more persons, shall be a third party beneficiary of all the obligations of LPL hereunder.  Such third party beneficiary shall be entitled to enforce such obligations in it own name.

l.                                          Affiliate Defined.  For purposes of this Agreement, the term “Affiliate” means, as to a party hereto, any natural person or corporation or other entity which directly or indirectly through one or more intermediaries, controls (i.e., the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise), is controlled by, or is under common control with, such party.

m.                                    Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings, oral or written, concerning the subject matter, products, or services covered hereunder.  This Agreement may be modified only by an instrument in writing duly executed by both parties.

n.                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the date first written above.

LINSCO/PRIVATE LEDGER CORP.		GPA GROUP, INC.

By:	/s/ Stephanie Brown	By:	/s/ Todd A. Robinson

Name:	Stephanie Brown	Name:	Todd A. Robinson

Title:	Managing Director, General Counsel	Title:	Chief Executive Officer

Exhibit A

Description of Services

1.                                      Legal Services

Upon request from GPA Group, LPL shall provide the following services:

a.                                       services of LPL’s legal counsel to oversee and advise GPA Group with regard to legal and regulatory matters;

b.                                      services of LPL’s legal staff with respect to banking, leasing and other lending agreement negotiation; and

c.                                       services of LPL’s legal staff with respect to business planning, transactional due diligence and contract negotiation.

The foregoing services shall be provided in accordance with timetables and processes which are mutually acceptable to LPL and GPA Group and in accordance with applicable regulations and ethical requirements.

2.                                      Accounting Services

Upon request from GPA Group, LPL shall provide the following services:

a.                                       maintain books and records and perform routine accounting functions associated therewith including maintaining the general ledger, providing monthly financial statements including quarterly financial data to GPA Group’s stockholders, GPA Group cash management and funds disbursement, and bank account maintenance;

b.                                      payroll processing;

c.                                       prepare year-end financial statements and tax filings for GPA Group, including its subsidiaries and affiliates, as reasonably requested by GPA Group.

The foregoing services shall be provided in accordance with timetables and processes which are mutually acceptable to LPL and GPA Group.

3.                                      Accounting Management Services

Upon request from GPA Group, LPL shall provide management services and supervise services in connection with Section 2, Accounting Services, and other business needs as requested.

4.                                      Human Resources

Upon request from GPA Group, LPL shall provide the following services:

Assistance in hiring staff, maintaining personnel procedures manuals, establishing and maintaining employee benefit plans and any other Human Resource related needs as requested.

The foregoing services shall be provided in accordance with timetables and processes which are mutually acceptable to LPL and GPA Group.

5.                                      Corporate Development

Services associated with development of business plans, business models, financial proposals, offering documents and assist with consultations, and negotiation with GPA Group and third parties with regard to business ventures.

6.                                      Executive Services

Upon request from GPA Group, LPL’s senior management shall provide the following services:

a.                                       assistance in the development and implementation of strategic business plans; and

b.                                      assistance in the management and direction of corporate affairs.

The foregoing services shall be provided in accordance with timetables and processes which are mutually acceptable to LPL and GPA Group.

7.                                      Research Services

a.                                       Model Portfolios

i.                                          Development of Strategic Asset Allocation Framework.  In coordination with GPA’s research staff, LPL will develop and update strategic asset allocation framework and will make adjustments based on the current market environment as well as make recommendations for model portfolios developed for customers.

ii.                                       Development of Current Recommended Asset Class Exposures.  LPL will (i) develop current recommended asset class exposures based upon the current market environment for the models, (ii) will review asset class valuation and pricing and will recommend weightings that favor asset classes that appear undervalued and (iii) continuously monitor relative valuation levels and investment opportunities across asset classes, and recommend shifting asset weightings to take advantage of mispricing opportunities.  Recommendations shall be monitored and updated as needed on a weekly basis.  Absent unusual movements in the capital markets, changes will be communicated to GPA and/or its designates on a quarterly basis through printed and electronic media.

b.                                       Mutual Fund Research and Selection

i.                                          LPL will assist with the selection and review of mutual funds for distribution and sale to customers.  LPL will conduct in-depth, comprehensive analysis to identify the most attractive mutual funds.  The selection process consists of four stages: initial screening, quantitative analysis, qualitative analysis, and review of recommended list.  The initial screening will review, at a minimum, manager tenure, minimum net assets, and fund expense rations.  Quantitative analysis will review, at a minimum, three and five year performance, volatility of year-to-year returns, adherence to style, portfolio diversification, portfolio allocation, median market cap, and asset growth.  Qualitative analysis will review, at a minimum, key personnel, compensation/incentive package, investment philosophy, and investment process.  Review of recommended list will, at a minimum, review periodically the listings of recommended holdings.

c.                                       Research Reports

LPL will assist with the development of performance reporting and mutual fund profiles, including quarterly updates.

d.                                       Client Conference Calls

LPL will assist with periodic conference calls to disseminate performance updates.

e.                                       Client Meetings and Training

LPL will assist with periodic client meetings and training of personnel on a reasonably requested basis.

f.                                         Marketing

LPL will assist with providing Market Insight and Global Market Outlook literature, or similar material.

g.                                      Equity Research

LPL will assist with providing research on equity issues.

h.                                      Other Research Services

LPL may provide other research services as reasonably requested and paid for by GPA.

The foregoing services shall be provided in accordance with timetables and processes which are mutually agreeable to LPL and GPA.

Exhibit B

GPA Group shall pay to LPL the fee of $262,500.00 per year for the initial Term of this Agreement.  Fees for Services that are beyond the usual and customary Services that LPL has provided in the past as set forth in Section 2(a) above shall be billed on an hourly or pro-rata amount as follows:

1.               Staff Accounting Services (preparation of books, records, translation, consolidation, facilitate audits, reporting, taxes, and project management):  $9,775/month

2.               Accounting Management Services (technical accounting consultations, budget analysis, funding support, etc.): $125/hr

3.               Legal (consultations performed by an attorney): $400/hr

4.               Legal and Compliance staff services (Legal or Compliance research, or other paralegal services): $150/hr

5.               Research (services provided by Lincoln Anderson and John Guthery): $100/hr

6.               HR (general HR services provided by Gina Cannella and HR staff): $100/hr

7.               Executive (services provided by Executive Vice Presidents and Managing Directors):  $400/hr

8.               Costs and expenses shall be billed without markup (e.g. audit fees, travel expense, etc).